SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2004 (June 7, 2004)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	333-37185	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On June 7, 2004, National HealthCare Corporation announced the opening of NHC Place at Cool Springs. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: s/Robert G. Adams
Name: Robert G. Adams
Title: President

By:s/Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: June 8, 2004

Exhibit Index

Number	Exhibit
99	Press release, dated June 7, 2004

EXHIBIT 99

NEWS FROM NHC PLACE AT COOL SPRINGS

For more information, contact: June 7, 2004

Gerald Coggin 615-890-2020 For Immediate Release

Anita Bailey 615-356-2055

NHC Place at Cool Springs Now Open

Assisted Living and Health Center Complex is a Prototype for NHC

FRANKLIN, TENN. --- NHC Place at Cool Springs, a senior care community that includes a 46-apartment Assisted Living Center and a 160-bed multi-specialty Health Center, is now open at 211 Cool Springs Boulevard in Franklin, according to Robert Adams, president and chief operating officer of National HealthCare Corporation (NHC).

The Health Center at NHC Place began admitting patients last week, and the Assisted Living Center will begin scheduled moves for new residents June 21.

According to Adams, NHC Place at Cool Springs is the first in Williamson County to offer both assisted living and long term health care on a single campus. "This is a prototype community for NHC, which responds to the changing needs of seniors," said Adams. "NHC Place at Cool Springs will provide a continuum of daily living services and highly specialized health care to help seniors maintain their independence and good health for as long as possible."

The 156,000-square-foot, two-story Georgian-style complex is situated on 12 landscaped acres. The Assisted Living Center and Health Center occupy opposite ends of the complex, separated by a central atrium lobby entrance. Each center operates independently with its own professional staff and services. The centers are supported by state-of-the-art security and safety technology systems.

The $22 million project was designed by Johnson & Bailey Architects in Murfreesboro and built by American Constructors.

The Assisted Living Center

The Assisted Living Center provides three levels of service to seniors who require some assistance with daily living. The center includes 32 studio apartments and 14 one-bedroom apartments, which are available in four floor plans. A customized, two-bedroom plan is also available. All apartments include kitchenettes and private baths, individually controlled central heating and cooling and a 24-hour personal emergency response system. The larger apartments include spacious living and dining areas.

Community areas of the Assisted Living Center are elegantly appointed and include a restaurant-style dining room, soda shop, gathering room with a baby grand piano, sunroom, enclosed courtyard, media room, library and resource center, recreation and hobby center, chapel, resident laundry rooms, and The Spa at NHC Place.

Residents pay a monthly fee that includes daily chef-prepared meals and snacks, housekeeping and linen service, all utilities including telephone, cable television, on-call assistance with daily activities, active recreational and educational programs, regular health assessments in an on-site medical clinic, 24-hour licensed staff coverage, and local transportation.

The Health Center

The Health Center provides a continuum of highly focused care for patients of various health needs and skill levels in five separate wings.

- The Courtyard: Secure Memory Wing provides a spatially designed, highly supervised environment for people with Alzheimer's or other memory impairment. Patient rooms are positioned around the perimeter of a broad walking-path hallway that encircles a landscaped courtyard.

- The Orthopedic Rehabilitation Wing serves patients of all ages who have had orthopedic surgery and need extensive post-operative care and daily therapy.

- The Sub-acute Rehabilitation Wing provides a multidisciplinary care approach for patients of all ages who need post-operative skilled nursing and rehabilitative care.

- The Continuing Long-term Care Wing serves patients who require consistent, long-term nursing care and support with their daily activities.

- The Comfort-care Wing serves patients who require 24-hour palliative care to ensure their comfort and maintain their dignity, and provides support and education to patients' families.

The Health Center includes 117 private and semi-private rooms, which can accommodate 160 patients. The rooms are spacious and well-appointed, and include private bathrooms with showers. Community areas of the Health Center include a restaurant-style dining room, landscaped courtyards, a private dining room, a beauty/barber shop, dining rooms and activity centers for each wing, and a gift shop.

Patient care is tailored to each person's specific health needs and is provided by professional nursing and therapy staff, a medical director, a chef and dieticians, a nurse practitioner, social workers, recreation staff, more than 20 attending physicians, and a chaplain. Patients also have access to psychological services and special care teams in wound-care, respiratory, pain management and diabetes management.

Terry Leeman has been named administrator of NHC Place at Cool Springs. Leeman is a 14-year veteran of NHC and most recently served as administrator of NHC HealthCare of Franklin.

NHC Place at Cool Springs is owned and operated by NHC/Cool Springs, LLC. NHC, which is headquartered in Murfreesboro, and its subsidiaries own and/or manage 74 long-term health care centers, 20 assisted living centers, six independent living centers and 32 homecare programs. NHC also operates managed care specialty medical units, Alzheimer's units and a rehabilitation services company.

More information about NHC Place at Cool Springs can be found at www.nhcplace.com.

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